AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                               SEPTEMBER 11, 1998
                                  REGISTRATION
                             STATEMENT NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                          ALLIANCE PHARMACEUTICAL CORP.
             (Exact name of registrant as specified in its charter)

             NEW YORK                                 14-1644018
    (State or other jurisdiction                   (I.R.S. Employer
    of incorporation or organization)             Identification Number)

                             3040 SCIENCE PARK ROAD
                               SAN DIEGO, CA 92121
                                 (619) 558-4300
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                THEODORE D. ROTH
                                    PRESIDENT
                          Alliance Pharmaceutical Corp.
                             3040 Science Park Road
                               San Diego, CA 92121
                                 (619) 558-4300
          (Name, address, including zip code, and telephone number, of agent for service of process)

                                    COPY TO:
                              Melvin Epstein, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                               New York, NY 10038

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
           FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES
                                   EFFECTIVE.


          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                  -------------

                                          CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
    Title of
   Securities               Amount          Proposed Maximum        Proposed Maximum          Amount of
      To Be                  To Be           Offering Price        Aggregate Offering        Registration
   Registered            Registered(1)         Per Unit(2)              Price(1)                 Fee
-----------------------------------------------------------------------------------------------------------
Common Stock              1,750,000              $3.47                  $6,072,500            $1,688.16
$0.01 par value
-----------------------------------------------------------------------------------------------------------
                           --------------------------

1. The number of Shares included in the Registration Statement is based on 175% of the estimated number of Shares issuable upon conversion of up to 100,000 shares of Series E-1 Convertible Preferred Stock (the "Series E-1
     Preferred"), which is based on the assumed conversion price of $6.00, which would have been the applicable conversion price had all the shares of the Series E-1 Preferred been converted into Common Stock on August 14, 1998.
     Because of the possibility of an adjustment to the conversion price of the Series E-1 Preferred (which is based on the market price of the Common
     Stock) upon the occurrence of certain contingent events, the number of Shares issuable upon such conversion and subject to this Registration
     Statement is indeterminate and this Registration Statement relates to the resale of such entire indeterminate number of Shares.

2. Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq National Market on September 9, 1998 in accordance with Rule 457 under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 1998

                          ALLIANCE PHARMACEUTICAL CORP.

                             SHARES OF COMMON STOCK
                                  ------------


     This Prospectus relates to shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), which may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time directly or through one or more broker-dealers, in one or more transactions on the Nasdaq National Market ("Nasdaq"), otherwise in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of such methods, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Shares may be issued to the Selling Shareholders as the result of the conversion of up to 100,000 Shares of the Company's Series E-1 Convertible Preferred Stock (the "Series E-1 Preferred") into shares of Common Stock. The maximum number of shares of Common Stock which may be issued to the Selling Shareholders will be based on and subject to the assumptions set forth under "Selling Shareholders." See "Selling Shareholders."

     None of the proceeds of the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expense of advisers to the Selling Shareholders) in connection with the registration of the Shares. The Shares offered pursuant to this Prospectus may be issued in one or more issuances.

     The Company's Common Stock is listed on Nasdaq under the symbol ALLP. On September 4, 1998, the closing price of the Common Stock as quoted on Nasdaq was $3.31 per share.

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF.

                              --------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


               The date of this Prospectus is September 11, 1998.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, which was filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information under the caption "Description of the Company's Securities" contained in the Company's Registration Statement on Form 8-A, dated October 25, 1984, with respect to the Company's Common Stock, are incorporated herein by reference and made a part of this Prospectus as of the date hereof. All reports subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for such copies should be directed to Lloyd Rowland, Secretary and General Counsel, Alliance Pharmaceutical Corp., 3040 Science Park Road, San Diego, California 92121, telephone (619) 558-4300.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549, and at the Commission's New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549, at prescribed rates. They are also available through the Commission's World Wide Web site (http://www.sec.gov). The Company's Common Stock is listed on Nasdaq. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS IN THIS PROSPECTUS OR PREVIOUSLY FILED WITH THE COMMISSION AND INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROSPECTUS, THE TERMS "COMPANY" AND "ALLIANCE" REFER TO ALLIANCE PHARMACEUTICAL CORP. AND THE CONSOLIDATED SUBSIDIARIES OF ALLIANCE PHARMACEUTICAL CORP., UNLESS THE CONTEXT INDICATES OTHERWISE.

                                   THE COMPANY


     Alliance Pharmaceutical Corp. (the "Company" or "Alliance") is a pharmaceutical research and development company that focuses on developing scientific discoveries into medical products and licensing these products to multinational pharmaceutical companies in exchange for fixed payments and royalties. To date, the Company has developed three innovative products through initial clinical (human) trials, and is in or is preparing to enter pivotal clinical trials for these products. The products are OXYGENT(TM), an intravascular oxygen carrier to temporarily augment oxygen delivery in surgical and other patients at risk of acute tissue hypoxia (oxygen deficiency); LIQUIVENT(R), an intrapulmonary agent for use in reducing a patient's exposure to the harmful effects of conventional mechanical ventilation; and IMAGENT(R), an intravenous contrast agent for enhancement of ultrasound images to assess cardiac function and myocardial perfusion and to detect blood flow abnormalities, which is licensed to Schering AG, Germany.

     The Company's strategy is to identify potential new medical products through scientific collaborations with researchers and clinicians in universities and medical centers where many of the basic causes of disease and potential targets for new therapies are discovered. Using its experience in defining pharmaceutical formulations, designing manufacturing processes, conducting preclinical pharmacology and toxicology studies, and conducting human testing, Alliance endeavors to advance such discoveries into clinical development. The Company seeks collaborative relationships for the final stages of product development, including completing late-phase human testing, obtaining worldwide regulatory approvals, building large-scale manufacturing capacities, and marketing.

PRODUCTS IN CLINICAL DEVELOPMENT

     Three of Alliance's products are currently in late-stage clinical development. These are OXYGENT, LIQUIVENT, and IMAGENT, which are based upon perfluorochemical ("PFC") and emulsion technologies. PFCs are biochemically inert compounds and may be employed in a variety of therapeutic and diagnostic applications. The Company's primary drug substance is perflubron, a brominated PFC that has a high solubility for respiratory gases and can be used to transport these gases safely throughout the body. The Company also has a fourth product, RODA(TM), a device intended to measure the cardiovascular and oxygenation status of patients, which is in clinical development.

OXYGENT. OXYGENT (perflubron emulsion) is an intravascular oxygen delivery system to temporarily augment oxygen delivery in surgical and other patients at risk of acute tissue oxygen deficit. It will be used as a temporary oxygen carrier to provide oxygen to tissues during elective surgeries where substantial blood loss is anticipated.

     In fiscal 1997, two large multicenter Phase II clinical studies of OXYGENT were completed in general surgery patients in the United States and Europe. In fiscal 1998, three additional Phase II studies were completed in which OXYGENT was administered to cardiac surgery patients undergoing cardiopulmonary bypass procedures. Phase III clinical trials in general surgery patients are expected to begin before the end of 1998.

     In August 1994, the Company entered into a license agreement (the "Ortho License Agreement"), with Ortho Biotech, Inc. and The R.W. Johnson Pharmaceutical Research Institute, a division of Ortho Pharmaceutical Corporation, both affiliates of Johnson & Johnson (collectively referred to as "Ortho"), which provided Ortho with certain development and worldwide marketing rights to the Company's injectable PFC emulsions capable of transporting oxygen for therapeutic use, including OXYGENT. In May 1998, because of disagreements as to the scope and timing of further clinical development, including whether to proceed with Phase III trials at that time and for which indications, Ortho and Alliance restructured their agreement. Under the restructured agreement, Alliance assumed responsibility for worldwide development of OXYGENT at its own cost, and Ortho has a limited right of first offer to enter into a development or marketing or license agreement for OXYGENT, which right may be repurchased by Alliance for $2 million under certain circumstances.

LIQUIVENT. LIQUIVENT (neat perflubron) is an intrapulmonary agent for use in reducing a patient's exposure to the harmful effects of conventional mechanical ventilation.

     In April 1997, the Company temporarily suspended enrollment in its ongoing Phase III LIQUIVENT trial in pediatric patients to analyze an unexplained, substantial decrease in the mortality rate for the control group which occurred after a protocol amendment in December 1996. The decision was not prompted by any LIQUIVENT-related adverse events. In August 1997, the Company completed its analysis of data from the clinical trial. The Company found that after the protocol amendment, patients in the post-amendment control group were younger and had different disease etiologies compared to the pre-amendment control group. Additionally, post-amendment control group patients received additional therapies such as extracorporeal membrane oxygenation, high frequency oscillatory ventilation, nitric oxide or surfactants more frequently, earlier, and for a longer duration compared to both the pre-amendment control group and the LIQUIVENT-treated patients. The study analysis also supported previous reports that PLV therapy with LIQUIVENT is a safe procedure. In December 1997, the Company started a small Phase II adult clinical trial intended to validate the protocol for a subsequent pivotal trial with adult patients. That trial has been completed and the Company intends to initiate a Phase II-III clinical study in adult patients before the end of 1998.

     In February 1996, the Company entered into a license agreement (the "HMRI License Agreement") with Hoechst Marion Roussel, Inc. ("HMRI"), which provided HMRI with worldwide marketing and manufacturing rights to the intratracheal administration of liquids, including LIQUIVENT, which perform bronchoalveolar lavage or liquid ventilation. The product was being developed jointly by Alliance and HMRI. In June 1997, Alliance announced that the parties agreed in principle to adjust certain milestone payments, to temporarily revise the method for reimbursing expenses of the development work and to the terms to repurchase clinical supplies sold, in conjunction with the April 1997 temporary interruption of the clinical development program. In December 1997, HMRI terminated the HMRI License Agreement and Alliance regained all rights to the product. The parties are considering a repurchase by Alliance of clinical supplies from HMRI. HMRI has asserted a claim for an amount up to $7.5 million payable in 2002 in cash or common stock, at the Company's election. The Company does not believe the claim is meritorious and intends to contest such claim; however, no assurances can be given that the Company will prevail on the claim.

IMAGENT. IMAGENT is an intravenous contrast agent for enhancement of ultrasound images to assess cardiac function and myocardial perfusion, and to detect solid organ lesions and blood flow abnormalities.

     In March 1998, the Company initiated two Phase III clinical trials to assess cardiac function. The multicenter trials are designed to demonstrate the use of IMAGENT to aid in the evaluation of cardiac function as assessed by both ejection fraction and endocardial border definition. A Phase II myocardial perfusion feasibility study is also underway for assessment of blood flow defects in the muscle of the heart. In July 1998, two Phase II prostate and breast feasibility studies were initiated. Enrollment in a Phase II clinical trial was completed in 1997 in adults undergoing diagnostic procedures for evaluation of space-occupying lesions of the liver and kidney and vascular flow abnormalities.

     In September 1997, the Company entered into a license agreement (the "Schering License Agreement") with Schering AG, Germany ("Schering"), which provides Schering with worldwide exclusive marketing and manufacturing rights to Alliance's drug compounds, drug compositions and medical devices and systems related to perfluorocarbon ultrasound imaging products, including IMAGENT. The product is being developed jointly by Alliance and Schering. In exchange for the license, Schering paid Alliance a license fee of $4 million and will make additional payments based upon the achievement of certain milestones. Royalty payments will be based on worldwide sales. In addition, Schering Berlin Venture Corp. purchased $10 million in Alliance convertible preferred stock, convertible into Alliance common stock at a price to be determined by the market value of the common stock at future dates. Schering made a $1 million milestone payment in December 1997.

RODA. In July 1997, the Company entered into a development agreement (the "VIA Development Agreement") with VIA Medical Corporation ("VIA") for the joint development of RODA (Real-time Oxygen Dynamics Analyzer). RODA is an EX VIVO device intended to provide on-line measurements of the cardiovascular and oxygenation status of patients by minimally invasive means. The device could assist physicians in their decisions regarding transfusions and other interventions. RODA will combine oxygen dynamics software designed by the Company with VIA's EX VIVO blood gas and chemistry monitor and other VIA technology. The Company has conducted pilot clinical studies in the U.S. and Europe to assess its oxygen dynamics software. VIA is currently developing an engineering prototype of the final device to use for clinical testing and regulatory submissions. In August 1998, Alliance and VIA entered into a manufacturing, marketing and distribution agreement (the "VIA Marketing Agreement") whereby VIA will be responsible for manufacturing and marketing RODA and the parties will share revenues from the sale of products.

OTHER PRODUCTS

PULMOSPHERES(TM). PULMOSPHERES are hollow, porous spheres (in powder form) suspended in perflubron or fluorochemical propellants for the purpose of pulmonary drug delivery. Drugs can be stabilized within the wall structure of these respirable particles, which are typically 1-3 microns in diameter. Laboratory and preclinical testing indicates that PULMOSPHERE formulations may provide advantages over current formulation technologies with regard to particle suspension stability and flow aerodynamics, which could enhance the efficiency of pulmonary drug delivery.

     Over the past year, different types of drugs have been successfully formulated in PULMOSPHERES for feasibility testing purposes. Drugs such as bronchodilators and steriodal anti-inflammatory agents could potentially be formulated in PULMOSPHERES and delivered to the lung by way of standard metered-dose inhaler ("MDI") devices for the topical treatment of asthma. Alternatively, proteins or peptides intended for systemic distribution and treatment of other chronic diseases might be incorporated into PULMOSPHERES and be delivered by other commonly used devices such as nebulizers or dry powder inhalers, which tend to propel small particles deeper into the lung for improved systemic uptake.

     The current business strategy for PULMOSPHERES involves Alliance formulating the drugs and subsequently manufacturing bulk powders for pharmaceutical company partners. The partners would be responsible for filling the powders in delivery device(s), conducting preclinical and clinical trials, and marketing the resultant products.

FLOGEL(R). In November 1996, Alliance acquired all of the stock of MDV Technologies, Inc. ("MDV") for initial payments of $15.5 million over a one-year period, with additional payments and royalties to the former MDV shareholders upon the occurrence of certain clinical development, licensing, or commercialization events. The Company is developing a thermoreversible gel, FloGel, intended for use as an anti-adhesion treatment for patients undergoing abdominal or pelvic surgeries. FLOGEL is applied in a cold liquid form and becomes a gel at body temperature, forming a barrier between tissues. Preliminary human safety data with a previous formulation for the product have been obtained and, during the past year, preclinical studies have been performed on additional formulations. The Company has selected a formulation for a pilot clinical trial which is expected to commence in the near future. In addition to the anti-adhesion product, MDV also has patents covering the use of gels for drug delivery and ophthalmic indications.

OTHER. The Company intends to consider other technologies that may be available for licensing and research agreements with other institutions or inventors. Alliance intends, where appropriate, to seek outside sources of funding. If new license and research agreements are added and the Company is not able to obtain outside sources of funding, the Company's losses from research and development activities could increase significantly.

     The Company's products require substantial development efforts. The Company may encounter unforeseen technical and other problems which may force delay, abandonment, or substantial change in the development of a specific product or process, or technological change, or product development by others, any of which may have a material adverse effect on the Company.

     The address of the Company's corporate headquarters is 3040 Science Park Road, San Diego, California 92121, and its telephone number is (619) 558-4300. The Company maintains a website at http://www.allp.com. The contents of the Company's website shall not be deemed to constitute a part of this Prospectus.

                                  RISK FACTORS

     An investment in the Shares offered hereby involves a high degree of risk. The following factors and cautionary statements should be carefully considered in evaluating the Company and its business:

     LIMITED PRODUCT REVENUES; HISTORY OF OPERATING LOSSES. Substantially all of the Company's revenues to date have consisted of licensing fees, milestone payments, and payments to fund research and development activities under joint development and license agreements. The Company has had net operating losses since its inception and expects such losses to continue unless and until such time as revenues are sufficient to fund its continuing operations. As of June 30, 1998, the Company had an accumulated deficit of $264.3 million. For the years ended June 30, 1994, 1995, 1996, 1997 and 1998, the Company incurred net losses of $36.9 million, $29.7 million, $23.2 million, $19 million and $33 million, respectively. There can be no assurance that the Company will be able to achieve profitability at all or on a sustained basis.

     FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING. The Company believes that its existing capital resources, including expected revenues from the Schering License Agreement and investments, together with the proceeds from the recent private placement of shares of the Series E-1 Preferred, will be adequate to satisfy its capital requirements for at least the next 12 months. However, unless and until the Company enters into collaborative arrangements for OXYGENT and LIQUIVENT and obtains reimbursement therefor, the high costs of planned late-stage clinical trials for such products will be substantial and the Company's funding requirements for such products are expected to increase materially for the next two years, as compared to current levels. The Company will need additional financing to support its long-term product development programs. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, progress with preclinical testing and clinical trials, the time and cost involved in obtaining regulatory approvals, patent costs, competing technological and market developments, and changes in existing collaborative relationships. If necessary, the Company may require additional financing to establish development, sales, and marketing arrangements and to cover the cost of manufacturing scale up, if necessary. No assurance can be given that adequate financing will be available to the Company in the future or on terms acceptable to the Company.

     RELIANCE ON COLLABORATIVE PARTNERS; FUTURE COLLABORATIONS. The Company previously entered into license agreements to support the development and commercialization of OXYGENT, LIQUIVENT, and IMAGENT and to raise capital. On December 5, 1997, the HMRI License Agreement for LIQUIVENT was terminated and the Company assumed all responsibility for further development efforts and funding therefor. On May 14, 1998, the Company announced that the license agreement for OXYGENT had been restructured. Beginning in August 1998, Alliance assumed all responsibility for further OXYGENT development efforts and funding therefor, subject to Ortho retaining certain marketing rights. The Company has also entered into the VIA Development Agreement for RODA. The Company's strategy is to seek additional collaborations for LIQUIVENT, OXYGENT, and its other products. However, there can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future, or that any current or future arrangements will ultimately be successful. Under the Schering License Agreement, the Company will depend on Schering for development and regulatory approval of IMAGENT outside the United States, and worldwide marketing of the product. Termination of the Schering License Agreement, which can occur on at least one month's advance notice, or any other future collaborative arrangement could adversely affect the Company's research, development or, ultimately, product distribution plans. The Company's revenues from milestone payments or sales of any product may depend in large part upon the efforts and abilities of the collaborative partner to perform clinical testing, to obtain regulatory approvals, and to manufacture and market the product. The amount and timing of resources devoted to these activities will not be completely within the Company's control. The collaborative partner will have certain discretion in deciding whether to commercialize the product. There can be no assurance that the corporate interests and motivations of the Company's collaborative partners will remain consistent with those of the Company, or that they will market the Company's products in a way or to the extent that the Company will consider satisfactory. The exclusivity of the Company's collaborative arrangements may prevent the Company from replacing one collaborative partner with another that the Company might deem better suited to its requirements.

     GOVERNMENT REGULATION; UNCERTAINTIES RELATED TO CLINICAL TRIAL RESULTS. The production and marketing of the Company's products and its research and development activities are subject to regulation for safety and efficacy by numerous government authorities in the United States and other countries. Clinical trials and the manufacturing and marketing of the Company's products are subject to the testing and approval process of the U.S. Food and Drug Administration ("FDA") and foreign regulatory authorities. The FDA and other regulatory authorities require that the safety and efficacy of a drug be supported by results from adequate and well-controlled clinical trials before approval for commercial sale. If the results of the clinical trials of the Company's products do not demonstrate the safety and efficacy of the products, the Company will not be able to submit to the FDA a New Drug Application ("NDA") (or an application for pre-market approval in the case of a device, such as FLOGEL or RODA). Further, the results of preclinical testing and initial clinical trials are not necessarily predictive of the safety and efficacy results that will be obtained from large-scale Phase III clinical testing. There can be no assurance that unacceptable side effects will not be discovered at any time in the future. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. The rate of completion of clinical trials of the Company's products is dependent upon, among other factors, obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in planned patient enrollment in clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company. Even if the Company believes the clinical trials demonstrate the safety and efficacy of a product, the FDA and other regulatory authorities may not accept the Company's assessment of the results. In either case, the Company may have to conduct additional clinical trials in an effort to demonstrate the safety and efficacy of the product. The process of obtaining regulatory clearances or approvals is costly and time-consuming. The Company cannot predict how long preclinical and clinical trials will take or whether they will be successful, nor can the Company, although it believes that it is in compliance in all material respects with all applicable regulations, predict how long the necessary regulatory approvals or clearances will take. Therefore, there can be no assurance that the necessary clearances or approvals will be obtained, or obtained on a timely basis. Without acceptable results and regulatory approval, the Company would not be able to commercialize its products, which would have a material adverse effect on the Company. There can be no assurance that the results of any of the Company's clinical trials will be favorable or that the Company's products will obtain regulatory approval for commercialization. The effect of governmental regulations which might arise from future legislative or administrative action cannot be predicted.

     LIMITED MANUFACTURING CAPABILITY AND EXPERIENCE AND AVAILABILITY OF RAW MATERIALS. While the Company believes that it can produce materials for clinical trials and the initial market launch for OXYGENT and IMAGENT at its existing San Diego facilities and for LIQUIVENT at its Otisville facility, it may need to expand its commercial manufacturing capabilities for its products in the future. This expansion may occur in stages, each of which would require regulatory approval, and product demand could at times exceed supply capacity. The Company has not selected a site for such expanded facilities and cannot predict the amount it will expend for the construction of such facilities. There can be no assurance as to when or whether the FDA will determine that such facilities comply with Good Manufacturing Practices. The projected location and construction of such facilities will depend on regulatory approvals, product development, and capital resources, among other factors. The Company has not obtained any regulatory approvals for its production facilities for these products, nor can there be any assurance that it will be able to do so. The Schering License Agreement requires the Company to manufacture IMAGENT at its San Diego facility for a period of time after market launch and to sell the product to Schering at a negotiated price. Schering will be responsible for establishing production capacity beyond the maximum capacity of the San Diego facility.

     Some of the raw materials for the Company's products are available from single sources. At times, one or more of these raw materials may be available in limited quantities or not at all. If sufficient supplies of raw materials are not available, the Company's ability to develop its products could be materially adversely affected. The Company is currently negotiating with some of these suppliers for long-term supply contracts for its raw materials; however, there can be no assurance that the Company will be able to obtain commitments for a long-term supply of these raw materials or on terms acceptable to the Company.

     UNCERTAINTY OF DEVELOPMENT AND COMMERCIALIZATION EFFORTS. The Company's products require substantial development efforts. The Company or its collaborative partners may encounter unforeseen technological or scientific problems, including side effects, which may force abandonment or substantial change in the development of a specific product or process, or technological change or product developments by others, any of which may have a material adverse effect on the Company. Further, even after successful technical development and receipt of governmental approval, a product may not achieve commercial success. To date, the Company has received regulatory approval for the commercial sale of only one of its drug products, the sales of which were discontinued due to limited revenue potential.

     UNPREDICTABILITY OF PATENT PROTECTION; PROPRIETARY TECHNOLOGY. The Company believes that its success will depend largely on its ability to obtain and maintain patent protection for its own inventions and licenses for the use of patents owned by third parties. The Company has obtained patents covering certain intermediate and high concentration PFC emulsions, patents related to liquid ventilation, and patents covering certain stabilized microbubble compositions, as well as other patents. The Company has filed, and when appropriate will file, other patent applications with respect to its products and processes in the United States and in foreign countries. There can be no assurance, however, that the Company will develop any additional products and processes which may be patentable or that any additional patents will be issued. It is possible that patents issued to the Company or any patents licensed to the Company may be challenged successfully, that the Company may infringe patents of third parties unintentionally, and that the Company may have to alter its products or manufacturing processes to take into account the patents of third parties, causing delays in product development. Further, there can be no assurances that the Company will be able to alter its products or manufacturing processes to avoid third party patents, and it may be necessary to terminate the development or commercialization of a product. Litigation, which could result in a substantial cost to the Company, may be necessary to enforce any patents issued to the Company and/or to determine the scope and validity of others' proprietary rights. The Company also attempts to protect its proprietary products and processes by relying on trade secret laws and non- disclosure and confidentiality agreements with its employees and certain other persons who have access to its products or processes. No assurance can be given that others will not develop such products or processes independently or obtain access to such products or processes. To the extent that others develop or obtain similar products or processes, the Company's competitive position may be affected adversely.

     LACK OF SALES AND MARKETING CAPABILITY. The Company does not have internal marketing and sales capabilities. The Company's current strategy is for its collaborative partners to market and sell any products which it successfully develops for the market. Currently, Schering will be solely responsible for all activities related to marketing and sales of IMAGENT. Should the Company have to market and sell its products directly, the Company would need to develop a marketing and sales force with technical expertise and distribution capability. The creation of infrastructure to commercialize pharmaceutical products is an expensive and time-consuming process. Alternatively, the Company could contract with other pharmaceutical and/or healthcare companies with distribution systems and direct sales forces. There can be no assurance that the Company will be able to establish marketing and sales capabilities or be successful in gaining market acceptance for its products. To the extent that the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will be dependent on the efforts of third parties, and there can be no assurance that any such efforts WILL be successful.

     UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT. The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of the products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, the growth of organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for the Company's products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect the Company's ability to sell its products and may have a material adverse effect on the Company. There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company. The Company is unable to forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on the Company's business.

     DEPENDENCE UPON KEY PERSONNEL. The Company's success in developing marketable products and achieving a competitive position will depend, in part, on its ability to attract and retain qualified scientific and management personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be able to attract and retain such personnel. Scientific advisors to the Company are employed by or have consulting arrangements with third parties which may conflict with their obligations to the Company. The Company's anticipated growth and expansion will require additional expertise and are expected to place additional demands on the Company's management and financial resources.

     COMPETITION; RAPID TECHNOLOGICAL CHANGE. Biotechnology and pharmaceutical companies are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities, and research organizations actively engaged in research and development of products that may be similar to, or seek to attack the same targets as, Alliance's products. Many of the Company's existing or potential competitors have substantially greater financial, technical, and human resources than the Company and may be better equipped to develop, manufacture, and market products. These companies may develop and introduce products and processes competitive with or superior to those of the Company. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of the Company's products which might render the Company's technology and products uncompetitive or obsolete. There can be no assurance that the Company will be able to compete successfully.

     PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS. Products or processes that may be developed, licensed, or sold by the Company may expose the Company to potential liability from claims by end- users of such products or of products manufactured by such processes, or by manufacturers or others selling such products, either directly or as a component of other products. The Company currently maintains limited product liability insurance coverage. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

     VOLATILITY OF STOCK PRICE; LIQUIDATION PREFERENCE; AND LACK OF DIVIDENDS. Historically, the market prices for securities of biopharmaceutical companies have been highly volatile. Announcements concerning the Company or its competitors, including the results of testing and clinical trials, technological innovations, or commercial products, government regulations, developments concerning proprietary rights, including patents and litigation matters, a change in status of a collaborative partner, public concern relating to the commercial value or safety of the Company's products, and stock market conditions in general have in the past and may in the future have a significant impact on the price of the Company's Common Stock. Further, the stock market has in recent months experienced and may continue to experience significant price and volume fluctuations that particularly affect the market prices of equity securities of many biopharmaceutical companies and that often are unrelated or disproportionate to the operating performance of such companies.

     The Company currently has 500,000 shares of Series D Preferred Stock outstanding entitled to a liquidation preference of $20 per share. The Company also has 100,000 shares of the Series E-1 Preferred outstanding entitled to a liquidation preference of $60 per share.

     The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any such dividends in the foreseeable future. After issuance of the Series E-2 Convertible Preferred Stock and the Series E-3 Convertible Preferred Stock (collectively, with the Series E-1 Preferred, the "Series E Preferred Stock"), the Board of Directors of the Company will have the authority to issue up to 2,900,000 additional shares of preferred stock less the total number of shares of Series E -2 Convertible Preferred Stock and Series E-3 Convertible Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The rights of the holders of Common Stock (and any outstanding shares of preferred stock) will be subject to, and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. The possible issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. The conversion and other features of any series of preferred stock may also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. See "Risks Associated with Preferred Stock Financing."

     SHARES ELIGIBLE FOR FUTURE SALE. As of July 31, 1998, 5,557,269 shares of Common Stock (or 15% of the total number of shares outstanding on a fully diluted basis) were issuable upon the exercise of outstanding options and warrants. Additional shares may be issued upon the conversion of preferred stock. Also, the Company may issue an indeterminate number of additional shares of Common Stock to the former shareholders of a company acquired by Alliance in 1996 over a period estimated by the Company to be approximately four years. The existence of such warrants, options and convertible securities, and the Company's obligations as a result of the acquisition of MDV, as well as certain registration rights, may adversely affect the terms on which the Company may obtain additional equity financing. The holders of the outstanding warrants and options are likely to exercise their securities at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by the exercise or conversion prices thereof.

     RISKS ASSOCIATED WITH PREFERRED STOCK FINANCING. In August 1998, the Company raised net proceeds of $6 million through the issuance of the Series E-1 Preferred. The Company intends to issue the Series E-2 Convertible Preferred Stock and the Series E-3 Convertible Preferred Stock within the next year on terms substantially similar to those of the Series E-1 Preferred. Certain protective provisions set forth in the Convertible Preferred Stock Purchase Agreement dated August 13, 1998 (the "Purchase Agreement"), among the Company and the Selling Shareholders, prohibit the Company, without the consent of holders of all of the outstanding Series E Preferred Stock, from (a) amending its certificate of incorporation, bylaws or other charter documents so to adversely affect any rights of any holder of the Series E Preferred Stock; (b) declaring, authorizing or setting aside or paying any dividend or other distribution with respect to the Common Stock, except as permitted under the Certificate of Designation (as defined below) and as would not adversely affect the rights of any holder of the Series E Preferred Stock; (c) repaying, repurchasing or offering to repay, repurchase or otherwise acquire shares of its Common Stock in any manner; (d) issuing any series of preferred stock or other securities with rights senior (in respect of liquidations, dividends, preferences and similar rights) to those of the Series E Preferred Stock; or (e) entering into any agreement with respect to the foregoing. Provisions of the Certificate of Amendment to the Certificate of Incorporation (the "Certificate of Designation"), filed in connection with the issuance of the Series E-1 Preferred also include certain penalty provisions that are triggered in the event the Company fails to satisfy certain obligations. In the event the Company fails to satisfy certain obligations, including the obligation to issue shares of Common Stock upon conversion of the Series E-1 Preferred within specified periods, substantial financial penalties may be imposed on the Company. There can be no assurances that the Company will be able to fund such penalties, and even if funding is available, the payment required to fund such penalties could have an adverse effect on the Company's business and financial condition.

     The Series E-1 Preferred is convertible into shares of the Company's Common Stock based on the trading prices of the Common Stock during future periods that are described in the Certificate of Designation. The number of shares of Common Stock that may ultimately be issued upon conversion is therefore presently indeterminable. If, in accordance with the terms of the Certificate of Designation, the conversion price of the Series E-1 Preferred is determined during a period when the trading price of the Common Stock is low, the resulting number of shares of Common Stock issuable upon conversion of the Series E-1 Preferred could result in substantial dilution to the holders of the Common Stock.

     YEAR 2000 COMPLIANCE. The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 hardware and software issues. The Company intends to use its best efforts to confirm its compliance regarding Year 2000 issues for both internal and external information systems. This process will entail communicating with significant suppliers, financial institutions, insurance companies, and other parties that provide significant services to the Company. Expenditures required to make the Company Year 2000 compliant are not expected to be material to the Company's consolidated financial position or results of operations. No assurances can be given that the Company's systems or the systems of other parties will be in compliance. A failure of such systems to be free of Year 2000 issues could have a material adverse effect on the Company.

THE CAUTIONARY STATEMENTS SET FORTH ABOVE AND ELSEWHERE IN THIS PROSPECTUS, AS WELL AS THOSE SET FORTH IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, SHOULD BE READ AS ACCOMPANYING FORWARD-LOOKING STATEMENTS INCLUDED UNDER THIS PROSPECTUS AND IN SUCH INCORPORATED DOCUMENTS. THE RISKS DESCRIBED IN SUCH STATEMENTS COULD CAUSE THE COMPANY'S RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.


                              PLAN OF DISTRIBUTION

     The Shares may be offered by the Selling Shareholders upon conversion of the Series E-1 Preferred from time to time directly or through one or more broker-dealers, in one or more transactions on Nasdaq, otherwise in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of such methods, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by the Selling Shareholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus,
(c) an exchange distribution in accordance, with the rules of the applicable exchange, (d) ordinary brokerage transactions in which the broker solicits purchases, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale.

     From time to time the Selling Shareholders may engage in short sales, against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Shareholders engage in such transactions, the applicable conversion price may be affected. From time to time the Selling Shareholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged Shares from time to time.

     The Selling Shareholders may sell the Shares to or through broker-dealers or underwriters, and such broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). None of the proceeds of the sale of the Shares by the Selling Shareholders will be received by the Company. The Selling Shareholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The Selling Shareholders and broker-dealers or underwriters that participate with the Selling Shareholders in the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions or commissions received by such broker-dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To the extent required, the number of Shares to be sold, the purchase price, the name of any such broker-dealer or underwriter and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements (subject to certain limitations) of counsel to the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders and each underwriter and broker who participates in the offering of the Shares, against certain civil liabilities including liabilities under the Securities Act and the Exchange Act.

                              SELLING SHAREHOLDERS

     The Selling Shareholders received or will receive the Shares upon conversion of the shares of Series E-1 Preferred. There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

     The following table sets forth the aggregate number of Shares held by each Selling Shareholder and offered by each Selling Shareholder hereunder and the percentage of all shares of Common Stock held by such Selling Stockholder after giving effect to the offering (based on 32,042,482 shares of Common Stock outstanding as of September 4, 1998). Since the conversion price of the Series E-1 Preferred is subject to adjustment based on the market price of the Common Stock, and, therefore, the number of Shares issuable upon conversion of the Series E-1 Preferred is indeterminate, the number of Shares set forth in the table below is based on 175% of the estimated 1,000,000 Shares issuable upon conversion of the shares of the Series E-1 Preferred held by the Selling Shareholders. The estimated number of Shares issuable upon conversion of the Series E-1 Preferred is based on an estimated conversion price of $6.00 per Share, which is the initial conversion price of the Series E-1 Preferred. This Prospectus, however, relates to the resale of all the Shares issued or issuable upon conversion.

                                                                                     NUMBER OF          PERCENTAGE OF COMMON
SELLING                         NUMBER OF SHARES OF       NUMBER OF SHARES OF        SHARES TO BE       STOCK OWNED AFTER
SHAREHOLDERS                    SERIES E-1 PREFERRED      COMMON STOCK (1)           OFFERED (2)        OFFERING (2)

Brown Simpson Strategic             28,334                      495,845                 495,845                    -
Growth Fund, Ltd.

Brown Simpson Strategic             13,333                      233,328                 233,328                    -
Growth Fund, L.P.

Westover Investments L.P.           11,333                      198,327                 198,327                    -

Montrose Investments Ltd.           22,000                      385,000                 385,000                    -

Bay Harbor Investments, Inc.        25,000                      437,500                 437,500                    -
Investments, Inc.


(1) Based on 175% of the 1,000,000 shares of Common Stock initially issuable upon conversion of the Series E-1 Preferred.
(2) Because the Selling Shareholders may offer all or some of the Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of shares of Common Stock that will be held by the Selling Shareholders after completion of this offering.

                                  LEGAL OPINION

     The legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Stroock & Stroock & Lavan LLP.

                                     EXPERTS

     The consolidated financial statements of Alliance Pharmaceutical Corp. and its subsidiaries appearing in the Company's Annual Report (Form 10-K) for the year ended June 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering, all of which will be borne by the Registrant, are as follows:


   SEC Registration Fee.........................................        $ 1,688
                                                                         ------
   Blue Sky Fees and Expenses...................................          5,000
                                                                         ------
   Legal Fees and Expenses......................................         10,000
                                                                        -------
   Accounting Fees and Expenses.................................         10,000
                                                                        -------
   Miscellaneous................................................          5,000
                                                                         ------
     Total......................................................       $ 31,688
                                                                       ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Article VI of the By-Laws of the Company (filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1989) and to Sections 721-727 of the New York Business Corporation Law, which, among other things and subject to certain conditions, authorize the Company to indemnify each of its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     5. Opinion of Stroock & Stroock & Lavan, counsel for Registrant.* 23.(a) Consent of Stroock & Stroock & Lavan (included in Exhibit 5 hereof).*
     (b)  Consent of Ernst & Young LLP, Independent Auditors.**
     24.  Power of Attorney.*

--------
  *   Previously filed
  **  Filed herewith

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(c)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          PROVIDED, HOWEVER, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 11, 1998.

                                           ALLIANCE PHARMACEUTICAL CORP.
                                           (Registrant)

Date: September 10, 1998                   By: /S/ THEODORE D. ROTH
                                              -----------------------------

                                               Theodore D. Roth
                                               President and Chief
                                               Operating Officer

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Duane J. Roth and Theodore D. Roth, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      SIGNATURE                  TITLE                             DATE

/S/ DUANE J. ROTH             Chairman and Chief             September  10, 1998
Duane J. Roth                 Executive  Officer

/S/ THEODORE D. ROTH          Director, President            September  10, 1998
Theodore D. Roth              and Chief  Operating
                              Officer


/S/ TIM T. HART               Chief Financial                September  10, 1998
Tim T. Hart                   Officer,  Treasurer
                              and Chief Accounting
                              Officer

/S/ PEDRO CUATRACASAS, M.D.   Director                       September  10, 1998
Pedro Cuatrecasas, M.D.


/S/ CARROLL O. JOHNSON        Director                       September  10, 1998
Carroll O. Johnson


/S/ STEPHEN M. MCGRATH        Director                       September  10, 1998
Stephen M. McGrath


/S/ HELEN M. RANNEY, M.D.     Director                       September  10, 1998
Helen M. Ranney, M.D.


                              Director                       September  10, 1998
Thomas F. Zuck, M.D.


/S/ DONALD E. O'NEILL         Director                       September  10, 1998
Donald E. O'Neill


/S/ JEAN G. RIESS, PH.D.      Director                       September  10, 1998
Jean G. Riess, Ph.D.